Exhibit 10(y)

April 4, 2005

Mr. Bennett Morgan

Dear Bennett:

On behalf of the Board of Directors of Polaris Industries Inc. (“Polaris”), I am pleased to offer you the positions of President and Chief Operating Officer of Polaris. This letter will confirm the terms of your employment and the revised compensation program offered to you in connection with this promotion.

I.	Title and reporting relationship
President & Chief Operating Officer reporting to the Chief Executive Officer.

II.	Effective Date
April 11, 2005

III.	Base Salary
Your annual base salary will be $350,000 paid bi-weekly. Your salary will be reviewed annually by the Compensation Committee of the Board of Directors.

IV.	Cash Incentive Compensation
You will be an “A” Company officer eligible to participate in Polaris’ Senior Executive Annual Incentive Compensation Plan (the “Plan”). The Compensation Committee of the Board of Directors will determine, in accordance with the Plan, on an annual basis the actual amount of any performance incentive award (“Annual Bonus”) to be awarded to you under the Plan. During the term of your employment you will be eligible to receive a target annual payment under the Plan equal to 100 percent of your base salary subject to the performance criteria established by the Compensation Committee under the Plan.

V.	Stock Options
Upon the effective date of your promotion, you will be granted the following:

(a)	A stock option to purchase 20,000 shares of Polaris common stock under the 1995 Stock Option Plan (the “Stock Option Plan”). These shares will become exercisable on the third anniversary of the date of grant at an exercise price equal to the fair market value of a share of Polaris common stock on April 11, 2005, as determined in accordance with the Stock Option Plan. This stock option will be subject to the provisions, terms and conditions of the Stock Option Plan and will be evidenced by Polaris’ standard form of stock option agreement.

(b)	A stock option to purchase 15,000 shares of Polaris common stock under the Stock Option Plan. These shares will become exercisable on the third anniversary of the date of grant at an exercise price equal to 115% of the fair market value of a share of Polaris common stock on April 11, 2005, as determined in accordance with the Stock Option Plan. This stock option will be subject to the provisions, terms and conditions of the Stock Option Plan and will be evidenced by Polaris’ standard form stock option agreement.

You will be eligible to receive additional stock options, subject to performance criteria established by the Compensation Committee.

VI.	Long Term Incentive Plan (LTIP)
Your target for LTIP for plan year 2005 and beyond will be 100% of base salary.

VII.	Benefits & Perquisites
You will continue to participate in Polaris’ benefit programs and receive the perquisites made available by Polaris to its executives including medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation, and a country club membership. Additionally, you will have the use of 12 Polaris products in accordance with Polaris’ guidelines. You and your spouse will also be eligible for an annual physical examination at the Mayo Clinic paid for by Polaris. A summary of your benefits is enclosed in Attachment “A”.

Very truly yours,

/s/ Thomas C. Tiller

Thomas C. Tiller
Chief Executive Officer

Accepted and Confirmed:

Date: April 11, 2005

/s/  Bennett Morgan

Bennett Morgan